EXHIBIT 8.1

Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
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Washington, D.C. 20005

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April 21, 2005

Willow Grove Bancorp, Inc.
Welsh & Norristown Roads
Maple Glen, Pennsylvania 19002

        Re: Acquisition of Chester Valley Bancorp Inc.

Ladies and Gentlemen:

        We have acted as special counsel to Willow Grove Bancorp, Inc., a Pennsylvania corporation ("Willow Grove"), in connection with the proposed merger (the "Merger") of Chester Valley Bancorp Inc., a Pennsylvania corporation ("Chester Valley"), with and into Willow Grove, pursuant to the Agreement and Plan of Merger, dated as of January 20, 2005, between Willow Grove and Chester Valley (the "Merger Agreement"). At your request, we are rendering our opinion on the federal income tax consequences of the Merger. All capitalized terms used herein, unless otherwise specified, have the meaning assigned thereto in the Merger Agreement.

        For purposes of the opinion set forth below, we have relied, with the consent of Willow Grove and the consent of Chester Valley, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Willow Grove and Chester Valley dated the date hereof, and have assumed that such statements and representations will be complete and accurate at all times, including the Effective Time of the Merger, and that any representation made "to the best knowledge" or similarly qualified is correct without such qualification. We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by Willow Grove with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement") and the Prospectus/Proxy Statement of Willow Grove and Chester Valley included therein (the "Prospectus/Proxy Statement"). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

        We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and that the structure of the Merger and Bank Merger will not be modified pursuant to Section 9.13 of the Merger Agreement. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

Willow Grove Bancorp, Inc.
April 21, 2005

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may be adversely affected and may become inapplicable.

        No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all times including the Effective Time of the Merger. In the event that any of the statements, representations, warranties or assumptions upon which we have relied to render this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. Our opinion is not binding on either the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully contest any of the conclusions set forth in this opinion. Furthermore, no assurance can be given that future legislation, regulations, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, will not alter our opinion. Nevertheless, we are under no obligation to supplement or revise our opinion to reflect any new developments in the application or interpretation of the United States federal income tax laws (including changes with retroactive effect). We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption "The Merger—Material United States Federal Income Tax Consequences."

        We are furnishing this opinion to you in connection with the Merger and this opinion may not be relied upon by any other person or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings "The Merger—Material United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus/Proxy Statement constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ HUGH T. WILKINSON Hugh T. Wilkinson, a Partner